                                                                      EXHIBIT 99

Unaudited Financial Statements of IRT Partners L.P. for the three and nine months ended September 30, 1999

                                IRT PARTNERS L.P.

                                  BALANCE SHEET
                        (In thousands except unit data )

                                                                                September 30,        December 31,
                                                                                     1999                1998
                                                                                -------------        ------------
                                                                                 (Unaudited)
ASSETS

     Rental properties                                                             $ 146,684           $ 139,936
     Accumulated depreciation                                                        (19,692)            (19,099)
                                                                                   ---------           ---------
           Net rental properties                                                     126,992             120,837

     Cash and cash equivalents                                                           599               1,103
     Advances to affiliate, net                                                       10,091                   0
     Prepaid expenses and other assets                                                 1,982               1,269
                                                                                   ---------           ---------

Total Assets                                                                       $ 139,664           $ 123,209
                                                                                   =========           =========
LIABILITIES & PARTNERS' CAPITAL

Liabilities:
        Mortgage notes payable, net                                                $  31,320           $  25,963
        Advances to affiliate, net                                                         0                  33
        Accrued expenses and other liabilities                                         3,169               1,660
                                                                                   ---------           ---------

             Total liabilities                                                        34,489              27,656

Limited partners' capital interest (779,385 OP Units at September 30,                  7,015               7,794
        1999 and December 31, 1998) at redemption value

Commitments and contingencies (Note 4)

Partners' Capital
       General partner (114,249 OP Units at September 30, 1999 and
              103,982 OP Units at December 31, 1998)                                   1,048                 955

       Limited partner (10,531,247 OP Units at September 30, 1999 and
              9,514,844 OP Units at December 31, 1998)                                97,112              86,804
                                                                                   ---------           ---------

              Total Partners' Capital                                                 98,160              87,759
                                                                                   ---------           ---------

Total Liabilities and Partners' Capital                                            $ 139,664           $ 123,209
                                                                                   =========           =========

         The accompanying notes are an integral part of these balance sheets.




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

                                IRT PARTNERS L.P.

                             STATEMENTS OF EARNINGS
             For the Three and Nine Months Ended September 30, 1999
                                   (Unaudited)
                                 (In thousands)

                                                         Three Months     Nine Months
                                                            Ended           Ended
                                                        September 30,    September 30,
                                                             1999            1999
                                                        -------------    -------------
Revenues:
     Income from rental properties                          $4,783          $14,788
     Interest income from affiliate                            120              192
                                                            ------          -------
           Total Revenues                                    4,903           14,980

Expenses:
     Operating expenses of real estate investments           1,208            3,615
     Interest expense                                          620            1,800
     Depreciation                                              826            2,524
     General & administrative                                    0                3
                                                            ------          -------
           Total expenses                                    2,654            7,942
                                                            ------          -------
           Income before gain on sales of properties         2,249            7,038
Gain on sales of properties                                      0            1,130
                                                            ------          -------
     Net earnings                                           $2,249          $ 8,168
                                                            ======          =======

         The accompanying notes are an integral part of these financial statements.



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

                               IRT Partners L.P.

                      Consolidated Statements of Cash Flows
                  For the Nine Months Ended September 30, 1999
                                   (Unaudited)
                                 (In thousands)

Cash flows from operating activities:
  Net earnings                                                                      $  8,168
  Adjustments to reconcile earnings to net cash from operating activities:
     Depreciation                                                                      2,524
     Gain on sale of properties                                                       (1,131)
     Changes in assets and liabilities:
       Increase in prepaid expenses and other assets                                    (713)
       Increase in accrued expenses and other liabilities                              1,509
                                                                                    --------

Net cash flows from operating activities                                              10,357
                                                                                    --------

Cash flows used in investing activities:
  Proceeds from sales of properties, net                                               8,867
  Additions to real estate investments, net                                          (16,415)
                                                                                    --------

Net cash flows used in investing activities                                           (7,548)
                                                                                    --------

Cash flows used in financing activities:
  Cash distributions paid, net                                                        (7,805)
  Net advances from affiliate                                                        (10,124)
  Principal amortization of mortgage notes payable                                      (385)
  Proceeds from mortgage notes payable                                                 5,742
  Issuance of units for cash                                                           9,259
                                                                                    --------

Net cash flows used in financing activities                                           (3,313)
                                                                                    --------

Net decrease in cash and cash equivalents                                               (504)

Cash and cash equivalents at beginning of period                                       1,103
                                                                                    --------

Cash and cash equivalents at end of period                                          $    599
                                                                                    ========

Supplemental disclosures of cash flow information:

  Total cash paid during period for interest                                        $  1,767
                                                                                    ========

         The accompanying notes are an integral part of these consolidated financial statements.



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


                               IRT PARTNERS L.P.

                          NOTES TO FINANCIAL STATEMENTS

                               September 30, 1999


1.       Unaudited Financial Statements

                  These financial statements for interim periods are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to a fair presentation of the financial statements as of September 30, 1999 have been recorded. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for future interim periods or for a full year.

2.       Organization and Nature of Operations

                  IRT Partners L.P. ("LP"), a Georgia limited partnership formed July 15, 1998, is the entity through which IRT Property Company (the "Company"), a self-administered and self-managed real estate investment trust, conducts a portion of its business and owns (either directly or through subsidiaries) a portion of its assets. LP was formed by the Company in order to enhance acquisition opportunities by offering potential sellers of properties the ability to engage in tax-deferred sales in exchange for Operating Partnership Units ("OP Units") of LP which are redeemable for shares of common stock of the Company. The Company serves as general partner of LP and, on August 1, 1998, contributed 20 of its shopping centers and related assets and cash to LP in exchange for OP Units.

                  As a result of acquisitions and dispositions, as of September 30, 1999 LP owned 24 neighborhood and community shopping centers located in Florida, Georgia, Tennessee and North Carolina. The Company and IRT Management Company, one on the Company's wholly-owned subsidiaries, own approximately 93.2% of LP as of September 30, 1999. The shopping centers are anchored by necessity-oriented retailers such as supermarkets, drug stores and/or discount variety stores.

                  LP currently has several unaffiliated limited partners resulting from the acquisition of three Florida properties in August 1998. The unaffiliated limited partners have the option to require LP to redeem their OP Units at any time, in which event LP has the option to purchase the OP Units for cash or convert them into one share of the Company's common stock for each OP Unit.





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





3.       Rental Properties


Property Acquisitions
(in thousands, except square footage)


  Date                                                 Square    Year      % Leased       Total      Cash   Mortgage     Principal
Acquired       Property Name         City, State      Footage    Built  at Acquisition     Cost      Paid    Assumed      Tenants
-----------------------------------------------------------------------------------------------------------------------------------
2/26/99   The Shoppes at Lago Mar    Kendall, FL       82,613    1995         98%         $ 9,916   $4,174   $5,742       Publix,
                                                                                                                        Blockbuster
3/15/99   Williamsburg at Dunwoody   Dunwoody, GA      44,928    1983        100%           5,602    5,602        0
                                                      -------                             -------------------------
                                                      127,541                             $15,518   $9,776   $5,742
                                                      =======                             =========================

Property Dispositions
(in thousands, except square footage)

 Date                                                   Square         Sales         Cash                 Principal
 Sold         Property Name         City, State         Footage        Price       Proceeds     Gain       Tenants
------------------------------------------------------------------------------------------------------------------------
06/01/99   First Street Station    Albemarle, NC         52,230        $3,137       $3,038     $  320    Harris Teeter,
                                                                                                             Eckerd
06/01/99   Taylorsville            Taylorsville, NC      48,537         2,571        2,430        609    Harris Teeter

06/01/99   University Center       Greenville, NC        56,180         3,462        3,399        202    Harris Teeter,
                                                       ----------------------------------------------        Eckerd

                                                        156,947        $9,170       $8,867     $1,131
                                                       ==============================================



4.       Commitments and Contingencies

         LP has guaranteed the bank indebtedness and senior indebtedness of the Company.

         LP cancelled a contract to purchase a shopping center valued at $9,015,000 upon the completion of the due diligence.







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